Biogen

Exhibit 10.41
October 12, 2017
Chirfi Guindo
[address]
[address]

Dear Chirfi,

I am pleased to extend you this offer of employment to join Biogen with the job title of EVP, Global Commercial. This position will report to Michel Vounatsos, Chief Executive Officer. Please note that neither this letter nor any other materials constitute a contract of employment with Biogen. Your employment at Biogen is employment at-will. This means that just as you are free to leave your employment at any time, with or without cause or notice, Biogen also has the same right to terminate your employment at any time, with or without cause or notice. The specific terms of our offer are listed below; please take the time to review the offer, sign and return to me by October 15, 2017.

The position will be based at our Cambridge, MA facility.

Salary: This is a full-time, exempt position and your starting annual salary will be $500,000.00, and which will be paid biweekly in accordance with our standard payroll policies.

Sign-On Bonus: Upon employment , you will receive $250,000.00 as a one-time cash bonus. The bonus will be paid to you within two pay periods after your start date provided that you sign the enclosed Cash Sign-On Bonus Agreement, which describes the terms and conditions of the cash sign-on bonus.

Annual Bonus Plan: You will be eligible to participate in the Biogen Annual Bonus Plan, beginning in 2018, with a target bonus opportunity of 70% of your annual base salary. Eligibility details and other terms of the Plan are included in the current year's Plan document, which will be made available upon your employment with the Company.

Long-Term Incentive (LTI) Plan: Provided that you commence employment before December 1, 2017, you will be granted Restricted-Stock Units (RSU) and Market Stock Units (MSU) in connection with the commencement of your employment. The approximate grant date value of your RSU award will be
$750,000.00. The number of RSU shares granted to you will be calculated by dividing the approximate grant date value by the closing price of Biogen stock (NASDAQ) on the date of grant, with the resulting number of shares rounded to the nearest five shares. The approximate grant date value of your MSU award will be $750,000.00. The number of MSU shares granted to you will be calculated by dividing the approximate grant date value by the closing price of Biogen stock (NASDAQ) and the MSU accounting valuation factor effective at the time of grant, with the resulting number of shares rounded to the nearest five shares. Your RSU and MSU awards will be granted on the first trading day of the month following your start date. The grant of RSU and MSU awards described above are contingent upon you starting employment at Biogen prior to December 1, 2017.

The actual terms of your RSU and MSU awards will be communicated to you following the grant date. Your grants will be awarded under the Biogen Inc. 2017 Omnibus Equity Plan (the "2017 Plan"). You are considered a "designated employee," as defined in the Plan. The Plan and Prospectus are available to you on Biogen's benefits website at [website]. Please read these documents for information about your LTl grants.

225 Binney St1eel, Cambridge, MA 02142 • Phone 781-464-2000 • www.biogen .com

Biogen.

Each year, typically in February, you will be eligible to receive an annual Long Term Incentive (LTl) award which will be based on the planning range in effect at the time of grant. A current planning reference value for your role is $1,500,000 and our current annual performance-based LTI vehicles have a maximum payout of 200% of the target grant. Actual LTl award values, amounts, delivery vehicles and payout percentages and metrics will be determined by the Compensation and Management Development Committee of the Board of Directors (CMDC) in its sole discretion based upon performance, future contribution expectations and other considerations. Your first eligible annual grant will be February 2019.

Employee Benefits: Biogen offers a robust and highly competitive employee benefits program. As an employee, you will be able to choose from a menu of options through our flexible benefits program. These benefits include a 401(k) savings plan; group health care, including medical, dental, prescription drug and vision coverage; life, dependent life and disability insurance; as well as flexible spending accounts for eligible medical and dependent care expenses.

You are also entitled to up to 20 vacation days (160 hours) per year (pro-rated if you work part-time). Additional benefit offerings include an Employee Stock Purchase Plan (ESPP) and work/life benefits such as a concierge service and access to subsidized back-up dependent care. Please visit Biogen's Benefits website using the below link and login information to familiarize yourself with Biogen's complete benefit plan offerings.

URL: [website]
Username: [username]
Password: [password]

Additional Executive Benefits

Supplemental Savings Plan: You will be entitled to participate in Biogen's Supplemental Savings Plan (SSP). This plan has two features . The first allows you to make pre-tax deferrals of up to 80% of your base salary and up to 100% of your Annual Bonus payment and certain other eligible incentive payments. Your contributions to this plan may be limited by your contributions towards other plans (e.g., 401(k), ESPP, medical, etc.). The second feature is a Company contribution of 6% of certain eligible compensation such as salary and annual bonus that is above the IRS maximum compensation limit of the 401(k) plan. You will be provided with SSP enrollment information upon your employment with the Company.

Life Insurance: You will be provided life insurance coverage equal to three times your annual base salary, subject to meeting the medical standards stated in the group term life insurance policy for U.S. employees. Biogen pays the premium for this insurance. The IRS requires employers to impute the value of company-paid life insurance for coverage over $50,000. This imputed income will be displayed on your pay stub.

Severance: You will be entitled to severance benefits in accordance with the Severance Plan for U.S. Executive Vice Presidents effective January 1, 2014 as such plan may be amended from time to time.

Tax & Financial Planning and Executive Physicals: You are eligible for annual reimbursement of expenses for qualified services such as federal and state income tax planning and/or preparation, financial and estate planning services, and the purchase of tax and/or financial planning tools.
Additionally, the Company will reimburse you for the expenses of an annual comprehensive physical exam when coordinated by the Executive Health Services team at Mass. General Hospital (MGH). The combined annual reimbursement you are eligible to receive is $7,500 per calendar year (January 1 - December 31), subject to the guidelines of the Tax & Financial Planning and Executive Physical Reimbursement Program. The details of these benefits are available upon your employment with the Company.
225 B11mey Street, Cambridge, MA 02142 • Phone 781-464-2000 • www.biogen.com

Biogen

Stock Trading Plan: Upon employment with the Company , you will become subject to Biogen's Global Insider Trading Policy, a copy of which will be provided to you. The Biogen Global Insider Trading Policy sets forth guidelines designed to promote compliance with applicable federal and state securities laws that prohibit persons who are aware of material nonpublic information about the company from trading in securities of the company or providing material nonpublic information to other persons who may trade on the basis of that information. Upon your employment, you will be assigned, based on your job, to a specific trading group that will determine your obligations and restrictions under the policy, and you will be required to complete training on the policy.

Share Ownership Requirement: A key objective of our long-term incentive plans is to ensure strong alignment between the interests of our senior executives and those of our stockholders. It is expected that through our annual long-term incentive grants, you will accumulate and retain Biogen shares in an amount equivalent to 3x salary through the first 5 years of employment.

You are required to satisfy the following contingencies prior to employment at Biogen.

•Pre-employment screening: Employment at Biogen is contingent upon your successful completion and passing of both a background check and drug screen. Biogen's background check includes verificat ion of employment history, educational and professional licenses, degrees and/or credentials , a criminal records check, a Social Security Number search and verification of any other professional qualifications that your position responsibilities at Biogen may warrant. Completion of your online Application for Employment authorizes Biogen to conduct these background checks. If you have any questions about the background check, please contact HRConnect@biogen.com.

•Signed Employee Proprietary Information and Inventions and Non-Compete Agreement ("PII Agreement"): Prior to and as a condition of employment with Biogen you will be required to sign Biogen's PII Agreement. This is required to, among other things, protect Biogen's substantial investment in creating and maintaining its confidential and proprietary information, and to maintain goodwill with our customers , vendors and other business partners. You will receive an email shortly that contains a link to this agreement for your review and electronic signature .

•Authorization to Work in the United States: Please note that Biogen is an E-Verify employer. The Federal government requires you to provide proper identi fication verifying your eligibility to work in the United States.

If you will be working at one of our office locations: Please complete Section 1 of the Employment Eligibility Verification Form 1-9, electronically as specified in your emails from
Guardian. On your first day of employment, please bring original and unexpired documents and a scanned copy of your documents to complete the 1-9 process. A list of acceptable documents can be found on the last page of the Form 1-9 packet.

If you are a field employee: You will receive a separate email from HR Operations providing you with instructions to complete your 1-9 form. Please complete per instructions with in 3 days of receipt.

225 Binney Street, Cambridg e, MA 02·1 42 • Phone 781-464 -2000 • www.biogen .corn

Biogen.

Chirti, we are excited at the prospect of your joining Biogen. To confirm your acceptance of this offer of employment, please sign and return this letter by October 15, 2017 and keep the other copy for your records. We would anticipate your first day of employment to be November 1, 2017. If you have any questions , please feel free to contact me.

Best Regards,

/s/ Ginger Gregory
Ginger Gregory

EVP, Human Resources
Cc: Michel Vounatsos

I accept this offer of employment and acknowledge the contingencies of employment described above, including the at-will nature of my employment.

ACCEPTED:

/s/ Chirfi Guindo
Signature

225 Binney Street. Cambridge, MA 02142 • Phone 781 -464-2000 • www.biogen.com

Guindo, Chirfi
US Domestic Relocation Addendum
October 10, 2017

Supplemental Relocation Benefits

In addition to the benefits provided to you pursuant to the U.S. Domestic Relocation Policy, Executive Level, (the "Policy"), Biogen will supplement those benefits as described, and in accordance with, the terms below ("Supplemental Relocation Benefits") .

Relocation Terms
Please note that these Supplemental Relocation Benefits are contingent on you moving to the Boston, MA area within one (2) years from the date you start your new position ("Effective Date of Transfer"), and by signing and returning the Biogen Relocation Repayment Agreement. The standard relocation timeline is being extended by one (1) year to accommodate your son's completion of all high school requirements.

Expatriate Housing
In addition to the Temporary /Duplicate Housing and Return Trip provisions as indicated in the Policy, the Company will cover the costs of your expatriate housing in Canada, inclusive of rent of 6,500 CAD per month and utilities up to 250 CAD per month if utilities are not included in your rent. This coverage will be provided for up to ten (10) months. All expenses will be paid or reimbursed through Biogen's Mobility Program.

Dependent Schooling
The Company will cover the costs of your son's tuition and book fees through the end of the 2017/2018 Canadian school year. All expenses will be paid directly or reimbursed through Biogen's Mobility Program.

Final Move location
The Company will provide benefits to support your final move from the Montreal, Canada area in addition to the home sale benefits from your primary residence in New Jersey. These final move benefits include, lease cancellation support, final trip expenses (flights or mileage reimbursement) and house hold goods shipment.

Except for the Supplemental Relocation Benefits described above, all other terms of the Policy apply, and the Biogen Relocation Repayment Agreement governs the terms of all relocation benefits provided to you. Furthermore, nothing in this document alters the terms and conditions of your offer .

My signature below acknowledges that I understand and agree to the terms of this agreement.
Acknowledged and Agreed:

/s/ Chirfi Guindo
Chirfi Guindo

Oct. 14, 2017
Date
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